Exhibit 23.2

The Board of Directors
PHH Corporation

We consent to the incorporation by reference in the Registration Statement of Cendant Corporation on Form S-8 (No. 333-42549) of our report dated April 29, 1997, relating to the statement of net assets available for plan benefits of PHH Corporation Employee Investment Plan as of December 31, 1996 and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the Form 11-K of PHH Corporation, incorporated by reference in the Registration Statement.






/s/ KPMG Peat Marwick LLP

Baltimore, Maryland
July 2, 1998